Salesforce.com Canada Corporation
Toronto ON M5J 2N8
Canada

ORDER FORM for Capital Lending Centre
Offer Valid Through: 4/1/2021
Proposed by:Adrian Mahon
Quote Number: Q-04378179

ORDER FORM

Address Information

Bill To:
85 scarsdale road
North York
ON, M3B 2R2
CA - Canada

Ship To:
85 scarsdale road
North York
ON, M3B 2R2
CA - Canada

Billing Company Name: Capital Lending Centre
Billing Contact Name: Christa Mitchell
Billing Email Address: christa@clcnetwork.ca

Billing Phone: (647) 404-6150
Billing Fax:
Billing Language: English

Terms and Conditions

Contract Start Date*: 12/1/2020
Contract End Date*: 11/30/2023
Billing Frequency: Annual

Payment Method: Check
Payment Terms: Net 30
Billing Method: Email

Services

Services	Order Start Date*	Order End Date*	Order Term (months)*	Monthly/ Unit Price**	Quantity	Total Price
Sales Cloud - Enterprise Edition (Restricted Use)	4/1/2021	4/30/2021	1	CAD 15.30	434	CAD 6,640.20
Sales Cloud - Enterprise Edition (Restricted Use)	5/1/2021	11/30/2021	7	CAD 15.30	434	CAD 46,481.40
Sales Cloud - Enterprise Edition (Restricted Use)	12/1/2021	11/30/2023	24	CAD 15.30	434	CAD 159,364.80
						Total: CAD 212,486.40

*If this Order Form is executed and/or returned to salesforce.com by Customer after the Order Start Date above, salesforce.com may adjust the Order Start Date and Order End Date, without increasing the Total Price, based on the date salesforce.com activates the products and provided that the total term length does not change. Following activation, any adjustments to such Order Start Date and Order End Date may be confirmed by logging into Checkout, by reference to the order confirmation email sent by salesforce.com to the Billing Email Address above, and/or by contacting Customer Service.

**The Monthly/Unit Price shown above has been rounded to two decimal places for display purposes. As many as eight decimal places may be present in the actual price. The totals for this order were calculated using the actual price, rather than the Monthly/Unit Price displayed above, and are the true and binding totals for this order

Prices shown above do not include any taxes that may apply. Any such taxes are the responsibility of Customer. This is not an invoice.

For customers based in the United States, any applicable taxes will be determined based on the laws and regulations of the taxing authority(ies) governing the "Ship To" location provided by Customer on this Order Form.

Pricing Schedule

Product	Monthly/ Unit Price**	Quantity For
Sales Cloud - Enterprise Edition (Restricted Use)	CAD 15.30	434-999,999,999

The pricing in the Pricing Schedule above is stated in terms of monthly per-subscription pricing. In case the above Pricing Schedule provides for tiered pricing, the volume pricing levels are monthly and are based upon the aggregate total number of full-use subscriptions of the applicable Services purchased by the customer entity executing this Order Form (“Customer”) which are in effect as of this Order Form’s Order Start Date. Any price decreases shall have no effect on previously purchased subscriptions. Only add-on Orders by Customer that are associated with this Order Form, for the same Service and edition, during the order term herein, are eligible for the applicable volume pricing levels under this Pricing Schedule. If a single additional add-on Order raises the aggregate number of subscriptions for any product listed in the table above the threshold limits specified above, only those subscriptions exceeding the new threshold are entitled to the reduced pricing. Volume discounts do not accumulate across different Services or editions. Any renewals of the subscriptions purchased under this Order Form are not eligible for this Pricing Schedule unless expressly agreed to in writing between the parties in an applicable renewal Order Form.

Quote Special Terms

Sales Cloud - Enterprise Edition (Restricted Use) subscriptions ordered hereunder at pricing of $15.30 CAD/User/Month are Restricted Use Subscriptions, and shall be subject to the following restriction(s): Restricted Use Subscriptions shall (1) (i) have Full Functionality for the following object(s): Calendar, Events, Content, Knowledge, Orders, Sales Contracts; exclude any Functionality for the following object(s): Employee Cases, Employee Work Orders; have Read Only Functionality for the following object(s): Documents, Products & Price Books, Solutions; have Create and Read Only Functionality for the following object(s): Activities, Tasks; have Create, Read and Update Only Functionality for the following object(s): Accounts, Assets, Campaigns, Cases, Contacts, Entitlements, Ideas, Leads, Opportunities, Quotes, Service Contracts, Work Orders; (ii) exclude any Functionality for the following User feature(s):no access to Console, Live Agent, Marketing, Offline, Omnichannel, Processes (Process Builder), Social Starter; have no access to the following user permission(s) limited to: Create Processes, Create Workflow & Approval Processes, Custom Profiles and Permission Sets, Customizable Forecasting, Customize Dashboards, Manage Users and Profiles, Write Apex Code; (iv) have access limited to: 0 custom apps, 0 custom tabs, 10 custom objects, 5 MB Data Storage, 0 MB File Storage, 200 API calls per day; (2) be accessed only by the following type(s) of user(s): External Partners; These restrictions shall be cumulative and shall apply to all Restricted Use Subscriptions purchased under this Order Form. Customer must strictly segregate all Restricted Use Subscriptions from any full-featured subscriptions it may hold by setting up and enforcing a unique profile in the Service associated with such Restricted Use Subscriptions. Customer understands that the above functionality limitations are contractual in nature (i.e., the functionality itself has not been disabled as a technical matter in the Service) and therefore agrees to strictly monitor its Users' use of such Restricted Use Subscriptions and enforce the applicable restrictions. Salesforce.com may audit Customer's use of Restricted Use Subscriptions at any time through the Service. Should any audit reveal any unauthorized use of Restricted Use Subscriptions, Customer agrees it will pay, within thirty (30) days of notice of the audit results, the difference between the contract price for Restricted Use Subscriptions and the list price for full subscriptions of the above-named product, for all of the Restricted Use Subscriptions showing unauthorized use (taken as a group), beginning with the date of the first violation through the end of the then current subscription term. Upon such payment, all such Restricted Use Subscriptions showing unauthorized use will be converted into full subscriptions for the remainder of the then current subscription term. For Services running on Force.com, Customer expressly agrees to Salesforce's use of the Salesforce Optimizer functionality (or any successor equivalent or comparable) to access and review data about Customer's usage for the sole purpose of auditing Customer's use of such Restricted Use Subscriptions. Upon the Order Start Date, in order for SFDC to run the Salesforce Optimizer, Customer shall enable the Salesforce Optimizer, as described in Documentation http://bit.ly/optimizeroverview, on the applicable Org where the Restricted Use Subscriptions are deployed. Should the Salesforce Optimizer functionality be made part of the Service at a future date without the need to enable this functionality or in the event the Customer has failed to enable this functionality, Customer agrees to Salesforce's use of the Salesforce Optimizer functionality embedded in the Service for the same purpose as described above.

Salesforce.com shall use reasonable efforts to ensure that the pricing offered in any subsequent Order Form reflects the discounts offered to Customer here. However, Customer is responsible for confirming the accuracy of such pricing prior to signing any subsequent Order Form. In the event a conflict between the pricing indicated here and that included in any new Order Form, the pricing in the new Order Form shall control as to the subscriptions purchased in that new Order Form.

Services Reduction: Customer wishes to replace its services listed in the below table with the services listed in the Services table contained in this Order Form. Any credits or debits applicable to fees paid or owed in relation to such Users under such existing Order Form(s) will be applied to this Order Form.

Product	Reduction Quantity	Order Start Date	Order End Date	Original Quote
Partner Community - Enterprise Edition - Members	150	12/1/2021	11/30/2023	Q-04030377
Partner Community - Enterprise Edition - Members	89	12/1/2021	11/30/2023	Q-04030377
Partner Community - Enterprise Edition - Members	195	12/1/2021	11/30/2023	Q-04030377
Partner Community - Enterprise Edition - Members	150	5/1/2021	11/30/2021	Q-04030377
Partner Community - Enterprise Edition - Members	89	5/1/2021	11/30/2021	Q-04030377
Partner Community - Enterprise Edition - Members	195	5/1/2021	11/30/2021	Q-04030377
Partner Community - Enterprise Edition - Members	150	12/1/2020	4/30/2021	Q-04030377
Partner Community - Enterprise Edition - Members	89	12/1/2020	4/30/2021	Q-04030377
Partner Community - Enterprise Edition - Members	195	12/1/2020	4/30/2021	Q-04030377

Product Special Terms

Sales Cloud

Customer's use of this product is subject to the following restrictions: https://www.salesforce.com/content/dam/web/en_us/www/documents/legal/misc/sales-service-contractual-restrictions.pdf. Customer understands that the foregoing functionality restrictions are contractual in nature (i.e., these restrictions are not enforced in the Services as a technical matter) and therefore agrees it is responsible for monitoring its Users' use of such subscriptions and for enforcing such use restrictions. SFDC may review Customer's use of such subscriptions at any time through the Services.

Einstein Features

SFDC may offer Customer access to Einstein features via the Services. Customer's use of the Einstein features shall be subject to the Order Form Supplement for Einstein features available at https://www.salesforce.com/company/legal/agreements.jsp ("Supplement") which is hereby made part of this Order Form. Upon Customer's first use of an Einstein feature in an instance of the Services, Customer will be presented with an In-App Message directing Customer to confirm acceptance of Einstein feature terms and conditions. Instructions for enabling/disabling each Einstein feature in any instance are outlined in the Documentation here: https://help.salesforce.com/apex/HTViewSolution?urlname=Einstein-Enable-Disable&language=en_US The functionality of the Einstein features shall not be considered a material component of the Services being provisioned hereunder. The Einstein features are not available to some customers, including Government Cloud as stated in the Documentation.

Scratch Org

The following terms shall govern all of Customer's use of the Scratch Orgs functionality, whether provisioned pursuant to this or another Order Form. Scratch Orgs are for testing and development use only, and not for production use. As part of its system maintenance, SFDC will periodically delete any Scratch Org, including any associated data or Active Scratch Objects, as set forth in the Documentation. Deletion of an active Scratch Org shall not terminate Customer's Scratch Org subscription; if an active Scratch Org is deleted during Customer's Scratch Org subscription term, Customer may create a new active Scratch Org. Creation of new active Scratch Orgs count towards the daily scratch org limits set forth in the Documentation. Any representations, warranties and covenants in the Customer's MSA regarding log retention, back-ups, disaster recovery, and return and deletion of data shall not apply to Scratch Orgs.

Free Sandbox with Enterprise Edition

Sandbox subscriptions are for testing and development use only, and not for production use. As part of its system maintenance, SFDC may delete any Sandbox that Customer has not logged into for 150 consecutive days. Thirty or more days before any such deletion, SFDC will notify Customer (email acceptable) that the Sandbox will be deleted if Customer does not log into it during that 30-day (or longer) period. Deletion of a Sandbox shall not terminate Customer's Sandbox subscription; if a Sandbox is deleted during Customer's Sandbox subscription term, Customer may create a new Sandbox.

Purchase Order Information

Is a Purchase Order (PO) required for the purchase or payment of the products on this Order Form? (Customer to complete)

[X] No

[ ] Yes - Please complete below

PO Number:

PO Amount:

Upon signature by Customer and submission to salesforce.com, this Order Form shall become legally binding unless this Order Form is rejected by salesforce.com for any of the following reasons: (1) the signatory below does not have the authority to bind Customer to this Order Form, (2) changes have been made to this Order Form (other than completion of the purchase order information and the signature block), or (3) the requested purchase order information or signature is incomplete or does not match our records or the rest of this Order Form. Subscriptions are non-cancelable before their Order End Date.

This Order Form is governed by the terms of the salesforce.com Master Subscription Agreement found at https://www.salesforce.com/company/msa.jsp, unless (i) Customer has a written master subscription agreement executed by salesforce.com for such Services as referenced in the Documentation, in which case such written salesforce.com master subscription agreement will govern or (ii) otherwise set forth herein.

Customer: Capital Lending Centre

Signature DocuSigned by: Kendall Marin
EDD99C25E2BD40C...

Name Kendall Marin

Business Title COO & President

Authority Level C Level Executive

Date March 7, 2021 | 12:01 PST

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